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                                                                    Exhibit 23.3
                                                                    ------------

May 13, 1999



Board of Directors
AvData Systems, Inc.
55 Marietta Street
Atlanta, Georgia 30303

Members of the Board:

In accordance with the terms of our letter to you dated April 15, 1999 (the "Letter"), you have requested our written consent to quote or refer to the Letter and the opinion expressed therein with respect to the fairness, from a financial point of view, to the stockholders of AvData Systems, Inc. ("AvData") of the consideration to be received by such stockholders pursuant to the Agreement and Plan of Merger, dated as of April 15, 1999, among ITC/\DeltaCom, Inc., Interstate Fibernet, Inc. and AvData.

We hereby consent to the reproduction in full of the Letter and to the reference to the Letter and Bowles Hollowell Connor in the prospectus and proxy statement you distribute to the stockholders of AvData in connection with the proposed merger.

Very truly yours,


BOWLES HOLLOWELL CONNER
A division of First Union Capital Markets Corp.